Exhibit 99

June 14, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

Sonic Innovations Lowers Second Quarter Expectations

Salt Lake City, Utah, June 14, 2004—Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, announced that it expects lower than anticipated results in its second quarter because of reduced sales in Germany as a result of changes in the German health care system. Germany has been a strong growth geography for the Company during recent quarters, but sales are expected to decrease significantly in the second quarter as compared to the first quarter of 2004. As a consequence of this decline, the Company anticipates that overall revenues for the second quarter of 2004 will be in the $24-25 million range and earnings per share will be in the two to four cent range. Sales in other geographies continue to be relatively stable.

The Company noted that changes in the German health care system, effective at the beginning of 2004, included the institution of a 10 Euro co-payment for specialist doctor visits, including ENT physicians who fit hearing aids, and a decrease in reimbursement for hearing aids that has reduced the Company’s reimbursement levels by approximately eight percent. After a record level of sales in Germany in the first quarter, the full effect of these changes is now apparent in the second quarter.

The Company is currently evaluating the ongoing reaction of German consumers and ways to respond to the changing reimbursement environment in Germany. Consequently, the Company has not yet been able to estimate the degree to which changes in reimbursement may have a longer-term effect on the German market; however, the Company does not expect German sales to return to first quarter 2004 levels during the remainder of the year.

Andy Raguskus, President and CEO, said “This change in consumer behavior because of a relatively modest co-payment is the sort of ‘changing the rules’ event that is difficult to predict. Even though we noted in our 10-Q for last quarter that institution of a co-payment could have a negative effect on hearing aid sales in international markets, we certainly could not anticipate an effect of this magnitude. The unfortunate timing of this change just as we are reaching the critical mass that helps us generate stronger profitability magnifies the short-term effect of this issue.”

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. For more information, please visit our website at www.sonici.com.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning changing customer behavior in Germany. Actual results may differ materially and adversely from those described depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; insurance and reimbursement policies; difficulties in relationships with our customers; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and write-down of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see our Report on Form 10-Q for the quarter ended March 31, 2004 and Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. We undertake no obligation to revise the forward looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.